Exhibit 99.1

Edison Nation Inc. Launches its “911 Help Now Pendant” in Partnership with Stealth Technologies Inc.

Phillipsburg, N.J., March 12, 2019 -- Edison Nation Inc (NASDAQ: EDNT), a full-service product development company, has launched its “911 Help Now” Pendant in conjunction with a sales and marketing partnership with Stealth Technologies Inc., a sales and marketing company in the personal safety, health and technology markets.

The “911 Help Now” Pendant is a unique, wearable communicator that lets you speak to a 911 emergency responder with a single touch. Providing peace of mind for users and their loved ones who either live alone, or travel, hike and shop by themselves. The credit card-sized pendant provides an instant link should you need emergency assistance, regardless of their service provider or if cellular service exists in the users location. Unlike medical alert systems that rely on a call center middleman, with a push of a button this pendant’s speakerphone contacts the nearest 911 operator via the cellular network to summon help quickly. with the “911 Help Now”: Pendant requires no long-term contract, monthly service fees, or expensive batteries to replace, making it the most cost-effective solution for an independent, active lifestyle.

Edison Nation has secured Audio America, a leading distributor of consumer electronics, as its first significant customer for this product line and has current purchase orders in excess of $800,000.

“Our new sales and marketing partnership with Stealth Technologies Inc has allowed us to introduce the ‘911 Help Now’ Pendant, which will be the first of several new items that will be rolled out by our combined teams,” said CEO Chris Ferguson, CEO of Edison Nation. “Stealth Technologies has a deep expertise in direct response and live shopping, and we look forward to the long-term growth potential of this partnership.”

“We are happy to announce our partnership with Edison Nation and look forward to leveraging our direct response distribution avenues with their unique and innovative products” said Brian McFadden, CEO of Stealth Technologies.

About Stealth Technologies, Inc.

Stealth Technologies is a leading product supplier in both the safety and security markets. The company’s primary objective is to provide products that meet the needs and demands of those very rapidly-changing and dynamic markets while creating shareholder value. For more information, please visit www.stealthtechinc.com.

About Edison Nation, Inc.
Edison Nation, Inc. (NASDAQ: EDNT) is a vertically integrated innovation aggregation and full-service product development and manufacturing company, offering innovation sourcing, design, sales, fulfillment and shipping services. Edison Nation’s model is to provide a risk mitigated platform that connects innovators with companies to bring new products to market. For more information, please visit www.edisonnation.com.

Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements." Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

Investor Relations:
Greg Falesnik
Managing Director
MZ North America
Direct: 949-385-6449
EDNT@mzgroup.us